Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-171220  and 333-171221) and on Form S-1 (No. 333-169550) of Fortegra Financial Corporation of our report dated May 24, 2011 with respect to the consolidated financial statements of eReinsure.com, Inc. as of and for the year ended December 31, 2010, which appears in this current report on Form 8-K/A of Fortegra Financial Corporation dated May 26, 2011.

/s/ Johnson Lambert & Co., LLP

Jacksonville, Florida
May 26, 2011